For Immediate Release	EXHIBIT 99.1

WSI Industries Announces New Long Term Agreement

February 20, 2015 — Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today announced that it had reached a three-year agreement to provide engine components to an existing customer. The agreement is an extension, for certain programs, of the three year agreement that expired December 31, 2014, as well as the addition of a new program that the Company began initial shipments for last fall.

Benjamin Rashleger, president and chief executive officer commented: “We are pleased to report positive news in our powersports market. We recently signed an agreement with our primary customer in this market to continue to provide them with parts for two existing programs through the end of calendar 2017. The agreement also includes the addition of a third new program for WSI for the three year period. This new program, which also is an engine component, began initial production runs for the Company last fall and is expected to ramp up production over the coming quarters.” Rashleger continued: “This agreement provides support for WSI to invest in new equipment that will increase manufacturing efficiencies. With the new program that was awarded, WSI is making an initial investment in three new machining centers in order to meet the forecasted needs of our customer.” Rashleger concluded: “This three year agreement with the existing and new programs provides stability in our powersports market for the foreseeable future. We anticipate that the three programs could potentially represent 30% of our total sales, and we are excited to have this level of our business covered under this agreement.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.